UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Valero Energy Corporation

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Bill Greehey Chairman of the Board Chief Executive Officer

Letter to Shareholders

April 5, 2005

Inside Address

RE:	Valero Energy Corporation Proxy Statement Request for Approval of Valero’s 2005 Omnibus Stock Incentive Plan

Dear                                         :

By now you should have received Valero Energy Corporation’s 2005 Proxy Statement. In addition to soliciting votes for the election of three directors to our Board and ratifying the appointment of auditors, we are seeking shareholder approval of the 2005 Omnibus Stock Incentive Plan (OSIP) for key employees of the company, including our executive officers. As I trust we have proven to you, we are committed to delivering value to our shareholders and we firmly believe in long-term, stock-based incentives for our executives and key employees. Stock-based incentives align the interests of our employees with yours and help us to attract and retain the very best talent in the industry. We believe our emphasis on stock-based compensation has played a large role in Valero’s outstanding total shareholder return for 2004 as well as the five-year period ended December 31, 2004, as illustrated by the Performance Graph in our Proxy Statement. Valero’s total shareholder return in 2004 was more than 97% and was 380% over the past five years. In addition, as indicated in the Annual Report accompanying the Proxy Statement, Valero posted record earnings, completed a two-for-one stock split, completed the acquisition of the Aruba refinery, and continued to strengthen the balance sheet through debt reduction.

We currently have two stock plans for our employees, the 2001 Executive Stock Incentive Plan and the 2003 Employee Stock Incentive Plan. The 2005 OSIP would make an additional 10 million shares available for stock-based incentives. However, if the 2005 OSIP is approved, no further awards will be made under the 2001 Executive Stock Incentive Plan and it will be terminated, canceling the approximately 1.7 million shares that remain available under that plan. With the termination of this Plan, the net additional shares added as a result of the 2005 OSIP would be 8.3 million shares.

Unlike many other companies in the energy industry, Valero believes in granting stock options not only to its executives and senior management, but also to the key professional and technical employees who are responsible for the day-to-day operations. These are employees who contribute greatly toward our goal of building shareholder value. During 2004, 3,315 employees received awards from our stock incentive plans, and we currently have over 3,500 key employees eligible for awards. Because we grant options so deep into our organization and because Valero employees have a track record of holding their options for the long-term, Valero’s potential dilution from its equity compensation plans is higher than many of its peers who do not place the same emphasis on stock-based incentives for their employees.

We know that many investor groups use the advisory services of firms such as Institutional Shareholder Services (ISS) and Glass Lewis & Co. for guidance on how they should vote on various proxy matters. We are pleased to note that Glass Lewis has recommended that shareholders vote to approve the 2005 OSIP. In their report, Glass Lewis stated that “this plan passed all of our tests and we did not find any reason for shareholders to object to this plan.” With regard to ISS, they have developed a model to assess the cost of a company’s equity compensation plan compared to its industry peers. Unfortunately, ISS’ model gives little consideration to the fact that nearly all of the shares that have been delivered to our employees under our equity compensation plans have been treasury shares repurchased in the open market by the company and not newly issued shares. In fact, in the last four years, the total number of newly issued shares from all of our equity compensation plans was approximately 5.5 million shares, which represents 2.2 % of our total shares outstanding. Nevertheless, ISS’ practice, based solely on their limited model, is to recommend that investors vote against requests for additional shares that exceed a predetermined allowable cap. Simply stated, the ISS methodology fails to consider the steps we have taken to limit dilution and focuses narrowly on a questionable estimate of the cost of our plan.

Our Recommendation

We believe our equity compensation philosophy has proven to be an excellent means for aligning our employees’ interests with your interests in the long-term growth and profitability of Valero. The company’s management and Board of Directors request that you vote to approve the 2005 Omnibus Stock Incentive Plan. If you or your organization seek direction from ISS, we hope that you will not let a negative recommendation influence your decision and instead vote for our plan for the reasons that we’ve outlined in this letter. Valero has followed sound corporate governance practices and has delivered on its commitment to provide shareholder value. Without approval of the plan, we will soon be placed in a difficult position versus our peers in attracting and retaining executives and key employees. To remain competitive, when current plan shares are depleted we will be forced to increase the cash component of compensation to our executives and key employees, which is not in line with our compensation philosophy and distances the employees’ interests from yours as a shareholder. In order for us to continue to retain and attract the best and brightest talent in our industry, we need you to approve this plan.

Should you have any questions regarding this matter, I hope that you will contact Keith Booke, Executive Vice President and Chief Administrative Officer, at (210) 345-2099, or Eric Fisher, Vice President of Investor Relations, at (210) 345-2896.

Sincerely,

/s/ BILL GREEHEY
Bill Greehey
Chairman of the Board and
Chief Executive Officer